Exhibit 99.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 11, 2010 (this “Amendment”), to the Agreement and Plan of Merger by and between FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED, a Pennsylvania corporation (the “Company”), and SAUNDERS ACQUISITION CORPORATION, a Delaware corporation (“Buyer”), dated September 30, 2009 (the “Agreement”).

WITNESSETH

WHEREAS, the parties hereto desire to amend the Agreement to reflect the changes set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1 Definitions. Except as otherwise expressly provided herein, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2 Amendment to Agreement. The first sentence of Section 8.4(a)(ii) of the Agreement is hereby amended and restated to read as follows:

“(ii) Section 8.1(b)(i) following a Company Change of Recommendation pursuant to Section 6.4(c), or pursuant to Section 8.1(c)(i), 8.1(d)(iii) or 8.1(d)(iv);

then Buyer would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate Buyer for such damages, the Company shall pay to Buyer as liquidated damages $325,000 by wire transfer in immediately available funds to an account designated by Buyer (the “Termination Fee”).”

Section 3 Governing Law. This Amendment, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania (without regard to principles of conflicts or choice of laws) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

Section 4 Counterparts. This Amendment may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of executed copies of this Amendment by facsimile transmission shall constitute effective execution and delivery of this Amendment and signatures of the parties transmitted by facsimile shall be deemed to be originals for all purposes.

Section 5 Effect. Except as otherwise provided herein, the provisions of the Agreement shall remain unmodified and in full force and effect, and the Company and Buyer shall continue to perform in accordance with the terms of the Agreement.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the day and year first above written.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED		SAUNDERS ACQUISITION CORPORATION

By:	/s/ Toshihide Hokari	By:	/s/ Barry J. Lipsky
Name:	Toshihide Hokari	Name:	Barry J. Lipsky
Title:	Senior Vice President and Chief Operating Officer	Title:	President